EX-99.d.1.ii

AMENDMENT NO. 3 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT to Exhibit A to the Investment Management Agreement dated September 24, 2004 (the “Agreement”) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the [__rd day of ________, 2009], lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund.  This Amendment supersedes all previous amendments to Exhibit A to the Agreement.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Emerging Markets Fund	September 24, 2004	1.25% on the first $500 million; 1.20% on the next $500 million; 1.15% on the next $1.5 billion; and 1.10% on assets in excess of $2.5 billion
Delaware Global Value Fund	March 30, 2006	0.85% on the first $500 million; 0.80% on the next $500 million; 0.75% on the next $1.5 billion; and 0.70% on assets in excess of $2.5 billion
Delaware International Value Equity Fund	September 24, 2004	0.85% on the first $500 million; 0.80% on the next $500 million; 0.75% on the next $1.5 billion; and 0.70% on assets in excess of $2.5 billion
Delaware Focus Global Growth Fund	December 29, 2008	0.85% on the first $500 million; 0.80% on the next $500 million; 0.75% on the next $1.5 billion; and 0.70% on assets in excess of $2.5 billion
Delaware Macquarie Global Infrastructure Fund	[________ __, 2009]	0.90% on the first $500 million; 0.85% on the next $500 million; 0.80% on the next $1.5 billion; and 0.75% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust	DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

By:	By:
Name: Michael J. Hogan	Name: Patrick P. Coyne
Title: Executive Vice President/Head of Equity Investments	Title: Chairman/President/Chief Executive Officer

Attest:	Attest:
Name: Emilia P. Wang	Name: Kathryn R. Williams
Title: Assistant Vice President/ Counsel/Assistant Secretary	Title: Vice President/Associate General Counsel/Assistant Secretary